Exhibit 10.2

CPI CARD GROUP INC.

EMPLOYEE SHORT-TERM INCENTIVE PLAN

1.Purpose. This CPI Card Group Inc. (the “Company”) Employee Short-Term Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company Group, as defined herein.

2.Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of January 1, 2022 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue through December 31, 2022, unless earlier terminated or amended by the Company in accordance with Section 8(e) (the “Term”). The expiration or termination of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder for any Performance Period ending on or before such date.

3.General. Unless explicitly provided for in a written agreement between the Company and a Participant, the compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries.

4.Definitions. For purposes of this Plan:

(a)“Annual Performance Incentive” means the amount designated as the Annual Performance Incentive in a Participant’s Participation Statement.

(b)“Board” means the Company’s Board of Directors.

(c) “Committee” means the Compensation Committee of the Board.

(d)“Company Group” means the Company and its direct and indirect subsidiaries.

(e)“Disability” means, unless otherwise specified in a Participant’s employment or other written agreement between the Participant and the Company in effect as of the date of the Participant’s termination of employment, a Participant’s inability, due to physical or mental incapacity, to perform the essential functions of the Participant’s job, for one hundred eighty (180) consecutive days.

(f) “Good Leaver” means a Participant whose employment or service with the Company Group is terminated due to the Participant’s death or Disability.

(g)“Participant” shall have the meaning ascribed thereto in Section 5 hereof.

(h)“Participation Statement” means the statement provided to a Participant describing the Participant’s opportunity to earn a Performance Incentive under this Plan.

(i)“Performance Goals” means the Performance Metrics established by the Committee for the Board that will be set forth in a Participant’s Participation Statement.

(j)“Performance Incentive” means the Quarterly Performance Incentive and the Annual Performance Incentive.

(k)“Performance Metric” means the specific performance criteria used in determining Performance Goals for the Performance Period; provided that each Performance Metric shall be adjusted on a pro forma basis to take into account any acquisitions or dispositions consummated during the Performance Period. To the extent relevant, the Committee shall have the discretion to adjust the Performance Metrics to exclude costs and benefits associated with the Company’s restructuring and other unusual and/or non-recurring items.

(l)“Performance Period” means with respect to the calendar year indicated in a Participant’s Participation Statement, (i) for a Participant’s Quarterly Performance Incentive, each successive calendar quarter commencing on January 1 of such calendar year (each a “Quarterly Performance Period”), and (ii) for a Participant’s Annual Performance Incentive, such calendar year (an “Annual Performance Period”).

(m)“Quarterly Performance Incentive” means the amount designated as the Quarterly Performance Incentive in a Participant’s Participation Statement.

(n)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

5.Eligible Participants. Each person designated by the Committee, or its designee, from time to time shall be a “Participant” under the Plan and eligible to receive a Quarterly Performance Incentive and an Annual Performance Incentive with respect to each applicable Performance Period.

6.Term of Participation.

(a)Quarterly Performance Incentive.  Quarterly Performance Incentives will be earned in accordance with this Section 6(a).

(i)Single Quarter Measurement.  Subject to the provisions of this Plan and any Participation Statement, each Participant shall earn a Quarterly Performance Incentive as of the end of each applicable Quarterly Performance Period, depending upon the extent to which the Performance Goals have been achieved for such Quarterly Performance Period; provided, however, that payment of any Quarterly Performance Incentive to a Participant shall not exceed 125% of the target opportunity for such Quarterly Performance Incentive (set forth in the Participant’s Participation Statement) regardless of the extent to which the Company may exceed the Performance Goals for such Quarterly Period (the “Quarterly Payment Cap”).

(ii)Cumulative Measurement. In addition to being measured on a quarterly basis, each Performance Metric shall be measured cumulatively as of the end of the second Quarterly Performance Period and each Performance Period thereafter (a “Relevant Performance Period”).  A “catch-up” payment may be made to the extent the Company equals or exceeds the cumulative Performance Goals for the applicable Quarterly Performance Period, subject to the Quarterly Payment Cap (“Catch-Up Payments”).  The

amount of each Catch-Up Payment will be equal to the excess of (i) the aggregate Quarterly Performance Incentive payable for such Relevant Performance Period based on the achievement of the applicable cumulative Performance Goals for such Relevant Performance Period over (ii) the aggregate amount of Quarterly Performance Incentives previously paid to the Participant and the amount payable to the Participant under Section 6(a)(i) above for the Relevant Performance Period.

(b)Annual Performance Incentive.  Annual Performance Incentives will be earned in accordance with this Section 6(b).

(i)Annual Measurement.  Subject to the provisions of this Plan and any Participation Statement, each Participant shall earn an Annual Performance Incentive as of the end of the applicable Annual Performance Period, depending upon the extent to which the applicable Performance Goals have been achieved for such Annual Performance Period. The Company’s Chief Executive Officer may, in the Chief Executive Officer’s sole discretion, determine that a Participant’s Annual Performance Incentive may be adjusted based on such Participant’s individual performance or otherwise, provided that any such adjustment shall not apply to the True-Up Payment and shall be subject to the Incentive Cap (as such terms are defined below).

(ii)Annual True-Up.  For each Participant, the Company shall perform a year-end “true-up” calculation to determine if each such Participant is owed an additional payment (“True-Up Payment”) up to the Incentive Cap as a result of the applicability of the Quarterly Payment Cap to the payment of any Quarterly Performance Incentives or Catch-Up Payments. Subject to the Incentive Cap, the Company shall pay an annual True-Up Payment at the end of the applicable Annual Performance Period equal to the excess of (i) the aggregate Quarterly Performance Incentives and Catch-Up Payments that would have been payable to the Participant if the Quarterly Payment Cap were not applied over (ii) the aggregate amount of Quarterly Performance Incentives and Catch-Up Payments previously paid to the Participant pursuant to Section 6(a).

(c)Performance Goals.  Each Participation Statement will set forth the (i) relevant Performance Goals for the annual Performance Period and (ii) the percentage of each Participant’s Quarterly Performance Incentive amount and Annual Incentive Performance amount payable upon the achievement of the applicable Performance Goals. The Performance Goals will be set and maintained by the Committee.  The payout schedule for a Performance Incentive for a Participant shall be based on the (a) Participant’s individual target payment amount that has been approved by the Committee, or its designee, and included in the Participant’s Participation Statement and (b) the level of achievement of the applicable Performance Metrics for a particular Performance Period.  Except as otherwise may be provided by the Committee, in its sole discretion, no Performance Incentive shall be payable for a Performance Metric unless the applicable threshold Performance Goals for such Performance Metric are achieved. Notwithstanding anything to the contrary herein, the Committee or the Company’s Chief Executive Officer shall have the right, in each of their sole discretion, to modify (including any increase or reduction) or eliminate all or any portion of any Performance Incentive payable to a Participant based on individual performance or any other factors that the Committee or the Chief Executive Officer shall deem appropriate.

(d)Incentive Cap.  The cumulative payment to any Participant of any amounts hereunder, including the Quarterly Performance Incentives, Catch-Up Payments, the Annual Performance Incentive and the True-Up Payment, shall not exceed the applicable maximum Performance Metrics established by the Committee (the “Incentive Cap”) relating to such Participant’s target opportunity for the Quarterly Performance Incentives and the Annual Performance Incentive (set forth in the Participant’s Participation Statement) regardless of the extent to which the Company may exceed the Performance Goals for any Performance Period.

(e)Continued Employment.  Except as set forth below, to earn a Performance Incentive for any Performance Period, a Participant must remain employed by the Company Group through the date on which the Performance Incentive for the applicable Performance Period is paid. Except as set forth in this Section 6(e), a Participant whose employment with the Company terminates for any reason prior to the date on which the Performance Incentive for the applicable Performance Period is paid shall forfeit the right to any Performance Incentive for that Performance Period. Notwithstanding the foregoing, a Participant who becomes a Good Leaver shall be entitled to a pro rata portion (based on the percentage of the applicable Quarterly Performance Period the Participant was employed by the Company Group at the time the Participant became a Good Leaver) of the associated Quarterly Performance Incentive that would otherwise have been earned for such Quarterly Performance Period determined based on actual achievement of the relevant Performance Goals. For the avoidance of doubt, a Participant who becomes a Good Leaver shall not be entitled to a pro rata portion of the Annual Performance Incentive that would have been earned for such Annual Performance Period unless otherwise (and only to the extent) determined by the Committee in its sole discretion.

7.Performance Certification. Promptly after the end of each Performance Period and as soon as quarterly or annual financials, as applicable, are estimable, the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount of the applicable Performance Incentive payable to each Participant hereunder. Any Performance Incentive required to be made under this Plan shall be paid on a fully-vested basis by the Company as soon as practicable after the end of the applicable Performance Period, but in any event not less than (i) forty five (45) days after the end of the Performance Period with respect to the Quarterly Performance Incentive for the first, second and third Quarterly Performance Periods, and (ii) two and a half (2½) months after the end of the Annual Performance Period with respect to the fourth quarter Quarterly Performance Incentive and the Annual Performance Incentive.

8.Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate, as applicable) shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a)All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan to the acquirer in such transaction.

(b)Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group related to this Plan, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

(c)Payment of amounts due under the Plan shall be provided to a Participant in the same manner as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of the Committee. The Company may deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.

(d)The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Performance Incentive payments shall not be considered as extraordinary, special incentive compensation, and such payments will not be included as “earnings,” “wages,” “salary,” or “compensation” in any welfare, life insurance or other arrangement of the Company Group.

(e)The Company shall have the right, in its sole discretion, to modify, supplement, suspend or terminate this Plan at any time; provided that, except as required by law, in no event shall any amendment or termination adversely affect the rights of Participants regarding any Performance Incentive for a Performance Period that has commenced as of the date of such action without the prior written consent of the affected Participants.

(f)Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.

(g)Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.

(h)Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(i)The administration of the Plan shall be governed by the laws of Colorado, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

(j)The Plan is intended to be exempt from the requirements of Section 409A and each payment hereunder shall be considered a separate payment. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent.  In the event that amounts payable hereunder are considered “deferred compensation” subject to Section 409A and the Participant is a “specified employee” for purposes of Section 409A, then no payment of any amount that is due under this Plan because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder)

will be paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses.  Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.

(k)Nothing contained in this Plan is intended to limit the Participant’s ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(l)The awards granted under this Plan and any payment under this Plan are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Participation Statement or any Company clawback or recoupment policy of the Company, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

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IN WITNESS WHEREOF, the Company has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.

CPI CARD GROUP INC.

By:
Name:	Sonya Vollmer
Its:	Chief Human Resources Officer